UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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KRAFT FOODS INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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January 19, 2010

Dear Fellow Shareholder:

We are pleased to provide you with an update on our proposed acquisition of Cadbury plc.

Today, we made a final offer that the Board of Directors of Cadbury plc has unanimously recommended that its shareholders accept. Our final offer consists of 500 pence in cash and 0.1874 shares of Kraft Foods common stock for each outstanding Cadbury ordinary share, including each Cadbury ordinary share represented by a Cadbury American Depositary Share. We reached this excellent result by maintaining a highly disciplined approach, staying well within our stated financial criteria and focusing on the compelling rationale for combining Kraft Foods and Cadbury.

From a financial perspective, we expect the transaction to deliver excellent returns to our shareholders. We believe it will:

•

be approximately $0.05 accretive to earnings per share in 2011 on a cash basis (which excludes the one-time expenses related to the acquisition and the impact of non-cash items such as the amortization of intangibles from the acquisition);

•	yield a mid-teens internal rate of return;

•	enable us to maintain our investment-grade rating; and

•	enable us to maintain our dividend per share.

Further, we expect to increase our long-term revenue growth target to 5+% and our long-term EPS growth target to 9-11%.

From a strategic perspective, we believe the combination of Kraft Foods and Cadbury will:

•	create a strong combined portfolio with leading market positions in the fast-growing confectionery category;

•	have a significantly strengthened footprint in developing markets, with enhanced scale;

•	benefit from world-class infrastructure in traditional and instant consumption channels; and

•	offer meaningful revenue synergies and significant cost savings.

Put simply, we believe that Kraft Foods and Cadbury are a perfect strategic fit. With Cadbury’s support and cooperation, we can move quickly and efficiently to realize the full benefits that we expect from this transaction.

Your Board is pleased that we have fulfilled the desire expressed by many of you to minimize our use of Kraft Foods stock in the transaction. The final offer greatly reduces the number of Kraft Foods shares we will issue to acquire Cadbury to an estimated 265 million shares from as many as 370 million shares in our prior offer.

The aggregate share component of the final offer is below the 20% threshold set by the New York Stock Exchange rules for shareholder approval. As a result, we do not have a basis under UK regulations to condition the final offer we announced today on a shareholder vote. Accordingly, the Special Meeting that we had scheduled for February 1, 2010 is canceled.

On behalf of your Board, I thank you for your continued support. I am pleased that we are pursuing this transformational acquisition in a way that we believe will deliver significant long-term value for Kraft Foods and all of our shareholders.

Sincerely,

Irene B. Rosenfeld
Chairman of the Board and Chief Executive Officer

Forward-Looking Statements

This letter contains forward-looking statements regarding Kraft Foods’ offer to combine with Cadbury. Such statements include, but are not limited to, statements about the benefits of the proposed combination and other such statements that are not historical facts, which are or may be based on Kraft Foods’ plans, estimates and projections. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Kraft Foods’ control, that could cause Kraft Foods’ actual results to differ materially from those indicated in any such forward-looking statements. Such factors include, but are not limited to, failure to obtain necessary regulatory approvals or required financing or to satisfy any of the other conditions to the offer, and the risk factors, as they may be amended from time to time, set forth in Kraft Foods’ filings with the US Securities and Exchange Commission (“SEC”), including the registration statement on Form S-4, as amended from time to time, filed by Kraft Foods in connection with the offer, Kraft Foods’ most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Kraft Foods disclaims and does not undertake any obligation to update or revise any forward-looking statement in this letter, except as required by applicable law or regulation.

Additional US-Related Information

This letter is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Cadbury or Kraft Foods. Kraft Foods has filed a registration statement and tender offer documents with the SEC, which will be amended to reflect the terms of the recommended offer, and Cadbury will file an amendment to its solicitation/recommendation statement on Schedule 14D-9 in connection with the recommended offer. Cadbury shareholders who are U.S. or Canadian residents and holders of Cadbury American Depositary Shares, wherever located, should read those filings, and any other filings to be made by Kraft Foods and Cadbury with the SEC in connection with the recommended offer, as they will contain important information. Those documents, when available, as well as Kraft Foods’ other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and at Kraft Foods’ website at www.kraftfoodscompany.com